Exhibit 99.1

Innovus Pharmaceuticals Announces the Cash Redemption of All Outstanding Convertible Notes

Reduces Current Debt Obligations by Approximately $1.3 Million

San Diego, Calif., March 22, 2017 – Innovus Pharmaceuticals, Inc. ("Innovus Pharma") (OTCQB Venture Market: INNV), today announced the cash redemption of all remaining outstanding convertible notes. With the redemption of the convertible notes, the Company has reduced its current debt obligation by approximately $1.3 million and eliminated approximately $0.3 million in derivative liabilities relating thereto.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

Innovus Pharma's Forward-Looking Safe Harbor:

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s need for additional equity or debt financing, to receive applicable regulatory approval for its products, successfully commercialize such product and other products and to achieve its other development, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

Chesapeake Group
Kevin Holmes
410-825-3930
info@chesapeakegp.com